Exhibit 99.1

Baker Hughes Company Announces Third Quarter 2019 Results

•	Orders of $7.8 billion for the quarter, up 19% sequentially and up 35% year-over-year

•	Revenue of $5.9 billion for the quarter, down 2% sequentially and up 4% year-over-year

•	GAAP operating income of $297 million for the quarter, increased 10% sequentially and increased 5% year-over-year

•	Adjusted operating income (a non-GAAP measure) of $422 million for the quarter, up 17% sequentially and up 12% year-over-year*

•	GAAP diluted earnings per share of $0.11 for the quarter which included $0.10 per share of adjusting items. Adjusted diluted earnings per share (a non-GAAP measure) were $0.21*

•	Cash flows generated from operating activities were $360 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $161 million*
*The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see Tables 1a, 1b and 1c for a reconciliation of GAAP to non-GAAP financial measures.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

LONDON & HOUSTON (October 30, 2019) – Baker Hughes Company (NYSE: BKR) ("Baker Hughes" or the "Company") announced results today for the third quarter of 2019.

	Three Months Ended			Variance
(in millions except per share amounts)	September 30, 2019	June 30, 2019	September 30, 2018	Sequential	Year-over-year
Orders	$7,783	$6,554	$5,746	19%	35%
Revenue	5,882	5,994	5,665	(2)%	4%
Operating income	297	271	282	10%	5%
Adjusted operating income (non-GAAP)*	422	361	377	17%	12%
Net income (loss) attributable to Baker Hughes	57	(9)	13	F	F
Adjusted net income (non-GAAP) attributable to Baker Hughes*	114	104	78	10%	46%
EPS attributable to Class A shareholders	0.11	(0.02)	0.03	F	F
Adjusted EPS (non-GAAP) attributable to Class A shareholders*	0.21	0.20	0.19	5%	11%
Cash flow from operating activities	360	593	239	(39)%	51%
Free cash flow (non-GAAP)*	161	355	146	(55)%	11%
*These are non-GAAP financial measures. See section entitled "Charges and Credits" for a reconciliation from GAAP.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“We delivered a solid third quarter with strong growth in Turbomachinery and Oilfield Equipment orders, and continued margin improvement in our Oilfield Services business. Overall, we are very pleased with our execution as a team, and we believe Baker Hughes is firmly on the right path financially, operationally, and strategically,” said Lorenzo Simonelli, Baker Hughes Chairman and Chief Executive Officer.
“In the third quarter, we booked $7.8 billion in orders, driven by year-over-year growth in three of our four segments. We delivered $5.9 billion in revenue and adjusted operating income in the quarter was $422 million.

“In Oilfield Services (OFS), we continue to execute as the team drives operational improvements and wins commercially. Moving forward, we are increasingly focused on driving the next stage of margin improvement.

“In Oilfield Equipment (OFE), we are leveraging our Subsea Connect approach to secure important wins in the North Sea and Australia. Overall, we remain constructive on the opportunity for order growth in the OFE segment in 2019.

“In Turbomachinery & Process Solutions (TPS), order growth remains solid compared to 2018 driven by strength in LNG activity and resilient order activity in our non-LNG businesses. We have seen approximately 80 Million Tons Per Annum (MTPA) of new capacity reach Final Investment Decision (FID) since the fourth quarter of 2018, and the industry is on track to reach the 100 MTPA we outlined by the end of 2019. As we look to the remainder of the year and into 2020, we believe we are well positioned for several large LNG projects still to come.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

“In Digital Solutions (DS), the broad, diversified nature of our portfolio and growth in oil and gas and other end markets has helped to partially offset weakness in the Power market. On the commercial side, only weeks after forming the BHC3 joint venture, the team launched its first artificial intelligence software application, BHC3 Reliability. We are extremely excited about this partnership, and the potential it brings to our industry.

“Overall, we executed well in the third quarter, and we believe that Baker Hughes is well positioned to navigate a potentially choppy macro backdrop with a good combination of long-cycle businesses in TPS and OFE, more stable end markets within Digital Solutions, and a differentiated OFS portfolio,” concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

Quarter Highlights

Customer Wins

Baker Hughes’ OFS segment secured wins in key international markets this quarter. The company signed a large agreement with Saudi Aramco to provide completions, liner hangers, well intervention equipment, and associated services for a number of key projects over the next five years. Baker Hughes also won a large contract to provide cementing, coiled tubing, and stimulation services across multiple fields.

In Asia, a major operator awarded OFS a seven-year contract extension to provide drilling and wireline services, and a five-year extension to provide completions and well intervention services both onshore and offshore Brunei. Baker Hughes’ strong safety performance, service quality, and flawless execution for the last four years on the project led to this extension.
In North America, a major operator selected OFS as its sole artificial lift provider in the Permian Basin. Under the contract, Baker Hughes will deliver artificial lift services, including ESPs, for 250 wells.
In the quarter, Baker Hughes’ OFE segment gained traction with its Subsea Connect approach, securing a number of wins in important markets globally. This includes an award from Vår Energi to provide 16 subsea production systems for the Balder X on the Norwegian Continental Shelf (NCS). Baker Hughes will deliver a comprehensive solution to extend the production of the Jotun A floating production offloading and storage (FPSO) unit.
OFE also won a contract to provide subsea trees, wellheads, and associated services for Apache’s UK North Sea development activities for the next three years. Baker Hughes will deliver project management and engineering from Aberdeen, Scotland and manufacturing will take place from its new Subsea Global Centre of Excellence in Montrose, Scotland.
Also in the quarter, Inpex awarded OFE a subsea contract for its Ichthys Liquefied Natural Gas (LNG) field development, located off the northwest coast of Western Australia. Baker Hughes will deliver subsea production systems, including vertical trees, associated production control systems, distribution equipment, and topside controls. OFE will also provide associated installation and commissioning support services.
Baker Hughes’ TPS segment was awarded a contract and granted notice to proceed for Venture Global LNG’s Calcasieu Pass project. TPS will provide an LNG liquefaction train system with 18 modularized compression trains across nine “blocks”, for a total nameplate capacity of 10 million tons per annum (MTPA). This modular solution will enable faster installation and lower construction and operational costs. Baker Hughes will also leverage advanced technologies from across its portfolio to deliver a comprehensive power island system that includes power generation and electrical distribution equipment for the facility.
Baker Hughes TPS business was also awarded equipment contracts for two FPSO projects offshore India and Brazil. The Company’s solution includes three LM2500+G4 gas turbines for power generation and six motor compressors for the project in India. In Brazil, Baker Hughes will provide four LM2500+G4 gas turbines for power generation and three LM2500 +G4 gas turbine compressors. Baker Hughes’ integrated portfolio of proven technologies, including CO2 management capabilities and a smaller footprint-as well as its track record of execution were key differentiators for selection on these important offshore production projects.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

Technology & Innovation

BHC3, the Company’s joint venture with C3.ai, launched its first commercial application, BHC3 Reliability. The application is built on C3.ai’s leading artificial intelligence platform with domain-specific algorithms from Baker Hughes. It captures historical and real-time data from entire systems to identify anomalies that lead to equipment failure and process upsets. Application alerts enable proactive intervention to reduce downtime and lost revenue. The application is now available to deploy across upstream, midstream, or downstream projects, and BHC3 is currently training the app on customer data.

Also in the quarter, Baker Hughes’ Bently Nevada product line within the Digital Solutions segment launched the Orbit 60 Series next-generation condition-monitoring platform that collects and processes data, equipping customers with the right data and analytics to determine the health of their machines. It is the first intrinsically cyber-secure machinery monitoring system with a built-in data diode, which enables secure one-way data transfer from the device to Bently Nevada’s flagship machinery management software, System 1, for proactive monitoring and diagnostics. The Orbit platform enables operators to do more with less, offering 80 dynamic data channels compared to an industry average of 50, with 100 times higher signal processing power and a smaller physical footprint than the industry average.

Executing for Customers

In the third quarter, Baker Hughes and ADNOC Drilling completed the first offshore well under the existing partnership using an integrated well construction solution. The approach increased drilling efficiency by 25 percent, enabling the partnership to deliver the well ahead of schedule and within budget, creating enhanced value and production growth. The milestone follows the completion of 19 onshore wells this year in partnership with ADNOC.
Baker Hughes’ OFS segment continues to deliver strong results for Equinor. In the third quarter, the customer recognized Baker Hughes as the first service company to fully transition a rig to integrated operations level 3 (IO3) status, which requires moving personnel from offshore to a remote operations center. Baker Hughes will scale this approach across the 10 rigs currently in operation for this customer. In October, on the same IO3 rig, Baker Hughes deployed a new automated directional drilling system for the first time on multiple sections of an offshore development well. This system compares actual downhole data with the planned well path and automatically makes adjustments - with no human guidance or intervention, representing a step-change in directional drilling. OFS also completed its first fully remote cementing job for Equinor in the quarter.

Baker Hughes’ DS segment continued to drive growth in its controls product line with customers across end markets such as electronics, aviation, and automotive industries. Earlier this month, the team opened a new Customer Solutions Center (CSC) in Korea and has plans to open another center in Silicon Valley later this year. These openings follow strong results with its other CSCs in the U.S. and Asia. The centers feature 10+ of the latest technologies from the inspection technologies business and support application development, qualification testing and training for customers at scale.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

Consolidated Results by Reporting Segment*
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	September 30, 2019	June 30, 2019	September 30, 2018	Sequential	Year-over-year
Oilfield Services	$3,354	$3,266	$3,011	3%	11%
Oilfield Equipment	1,029	617	553	67%	86%
Turbomachinery & Process Solutions	2,784	1,983	1,552	40%	79%
Digital Solutions	616	688	629	(10)%	(2)%
Total	$7,783	$6,554	$5,746	19%	35%
Orders for the quarter were $7,783 million, up 19% sequentially and up 35% year-over-year. The sequential increase was driven primarily by strong order intake in Turbomachinery and Process Solutions and Oilfield Equipment, partially offset by a decline in Digital Solutions.
Year-over-year, the strong orders growth was driven by Turbomachinery and Process Solutions, Oilfield Equipment, and Oilfield Services, partially offset by a decline in Digital Solutions orders. Year-over-year equipment orders were up 89% and service orders were up 1%.
The Company's total book-to-bill ratio in the quarter was 1.3; the equipment book-to-bill ratio in the quarter was 1.8.
Remaining Performance Obligations (RPO) in the third quarter ended at $22.2 billion, an increase of $1.7 billion from the second quarter of 2019. Equipment RPO was $7.4 billion, up 32% sequentially. Services RPO was $14.9 billion, down 1% sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	September 30, 2019	June 30, 2019	September 30, 2018	Sequential	Year-over-year
Oilfield Services	$3,348	$3,263	$2,993	3%	12%
Oilfield Equipment	728	693	631	5%	15%
Turbomachinery & Process Solutions	1,197	1,405	1,389	(15)%	(14)%
Digital Solutions	609	632	653	(4)%	(7)%
Total	$5,882	$5,994	$5,665	(2)%	4%
Revenue for the quarter was $5,882 million, a decrease of 2%, sequentially. The sequential decline was driven by lower volume across Turbomachinery and Process Solutions which was down 15%, and Digital Solutions which was down 4%. Oilfield Services was up 3%, and Oilfield Equipment was up 5%.
Compared to the same quarter last year, revenue was up 4%. Oilfield Equipment was up 15%, and Oilfield Services was up 12%, partially offset with Turbomachinery & Process Solutions down 14%, and Digital Solutions down 7%.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

Consolidated Operating Income (Loss) by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income (loss)	September 30, 2019	June 30, 2019	September 30, 2018	Sequential	Year-over-year
Oilfield Services	$274	$233	$231	18%	19%
Oilfield Equipment	14	14	6	(3)%	F
Turbomachinery & Process Solutions	161	135	132	19%	22%
Digital Solutions	82	84	106	(1)%	(23)%
Total segment operating income	531	466	475	14%	12%
Corporate	(109)	(105)	(98)	(5)%	(12)%
Inventory impairment	—	—	(12)	100%	100%
Restructuring, impairment & other charges	(71)	(50)	(66)	(44)%	(8)%
Separation and merger related	(54)	(40)	(17)	(34)%	U
Operating income	297	271	282	10%	5%
Adjusted operating income**	$422	$361	$377	17%	12%
**Non-GAAP measure (see Table 1a in the section entitled “Charges and Credits” for a reconciliation from GAAP).
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating income for the third quarter of 2019 was $297 million. Operating income increased $26 million sequentially and increased $15 million year-over-year. Total segment operating income was $531 million for the third quarter of 2019, up 14% sequentially and up 12% year-over-year.
Adjusted operating income (a non-GAAP measure) for the third quarter of 2019 was $422 million, which excludes adjustments totaling $125 million before tax, mainly related to restructuring charges and separation related costs. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Charges and Credits.” Adjusted operating income for the third quarter was up 17% sequentially and up 12% year-over-year driven by increased volume and productivity.
Depreciation and amortization for the third quarter of 2019 was $355 million.
Corporate costs were $109 million in the third quarter of 2019, an increase of 5% sequentially and 12% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

Other Financial Items

Income tax expense in the third quarter of 2019 was $107 million.

GAAP diluted earnings per share were $0.11. Adjusted diluted earnings per share were $0.21. Excluded from adjusted diluted earnings per share were all items listed in Table 1a in the section entitled "Charges and Credits" as well as the "other adjustments (non-operating)" found in Table 1b.
Cash flows from operating activities were $360 million for the third quarter of 2019. Free cash flow (a non-GAAP measure) for the quarter was $161 million. A reconciliation from GAAP has been provided in Table 1c in the section entitled "Charges and Credits."
Capital expenditures, net of proceeds from disposal of assets, were $199 million for the third quarter of 2019.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	September 30, 2019	June 30, 2019	September 30, 2018	Sequential	Year-over-year
Revenue	$3,348	$3,263	$2,993	3%	12%
Operating income	$274	$233	$231	18%	19%
Operating income margin	8.2%	7.1%	7.7%	1.1pts	0.5pts
Oilfield Services (OFS) revenue of $3,348 million for the third quarter increased by $85 million, or 3%, sequentially.
North America revenue was $1,178 million, down 3% sequentially. International revenue was $2,170 million, up 6% sequentially, driven by strong growth across Asia Pacific, the Middle East, and Europe. From a product line perspective, the sequential increase was driven primarily by Completions, Artificial Lift, and Pressure Pumping.
Segment operating income before tax for the quarter was $274 million, up $42 million, or 18%, sequentially, primarily driven by stronger than expected product sales.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	September 30, 2019	June 30, 2019	September 30, 2018	Sequential	Year-over-year
Orders	$1,029	$617	$553	67%	86%
Revenue	$728	$693	$631	5%	15%
Operating income	$14	$14	$6	(3)%	F
Operating income margin	1.9%	2.0%	0.9%	(0.2)pts	1.0pts
Oilfield Equipment (OFE) orders were up $476 million, or 86%, year-over-year, driven primarily by higher equipment order intake. Equipment orders were up over 100% driven by strong order intake in the Subsea Production Systems and Flexible Pipe businesses. Service orders were up 31% year-over-year primarily driven by subsea services.
OFE revenue of $728 million for the quarter increased $97 million, or 15%, year-over-year. The increase was driven by higher volume in the Subsea Production Systems business and Subsea Services business. These increases were partially offset by lower volume in the Flexible Pipe business.
Segment operating income before tax for the quarter was $14 million, up $8 million year-over-year. The increase was driven by higher volume and better cost productivity.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	September 30, 2019	June 30, 2019	September 30, 2018	Sequential	Year-over-year
Orders	$2,784	$1,983	$1,552	40%	79%
Revenue	$1,197	$1,405	$1,389	(15)%	(14)%
Operating income	$161	$135	$132	19%	22%
Operating income margin	13.5%	9.6%	9.5%	3.8pts	3.9pts
Turbomachinery & Process Solutions (TPS) orders were up 79% year-over-year. Equipment orders were up over 200% driven by higher LNG and On- and Offshore-production orders. Service orders were down 13% year-over-year primarily due to deal timing.
TPS revenue of $1,197 million for the quarter declined 14% year-over-year. The decrease was driven by the sale of the High-speed Reciprocating Compressor business, lower upgrades, and lower volume in the Flow and Process technology business. This decline was partially offset with higher transactional and contractual services revenue. Equipment revenue in the quarter represented 33% of total segment revenue, and Service revenue represented 67% of total segment revenue.
Segment operating income before tax for the quarter was $161 million, up 22% year-over-year. The margin expansion was driven by increased cost productivity and better business mix, partially offset with lower volume.
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	September 30, 2019	June 30, 2019	September 30, 2018	Sequential	Year-over-year
Orders	$616	$688	$629	(10)%	(2)%
Revenue	$609	$632	$653	(4)%	(7)%
Operating income	$82	$84	$106	(1)%	(23)%
Operating income margin	13.5%	13.2%	16.3%	0.3pts	(2.8)pts
Digital Solutions (DS) orders were down 2% year-over-year, driven primarily by lower order intake in the Controls and Pipeline & Process Solutions businesses, partially offset with strong order intake in the Measurement & Sensing and Bently businesses.
DS revenue of $609 million for the quarter decreased 7% year-over-year, mainly driven by the lower volume in the Controls, Software, and Pipeline & Process Solutions businesses, partially offset by higher volume in the Measurement & Sensing business.
Segment operating income before tax for the quarter was $82 million, down 23% year-over-year. The decrease year-over-year was primarily driven by lower volume and cost productivity.
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

Charges & Credits*
Table 1a. Reconciliation of GAAP and Adjusted Operating Income

	Three Months Ended
(in millions)	September 30, 2019	June 30, 2019	September 30, 2018
Operating income (GAAP)	$297	$271	$282
Separation, merger & integration related	54	40	17
Restructuring & other	71	50	66
Inventory impairment	—	—	12
Total operating income adjustments	125	90	95
Adjusted operating income (non-GAAP)	$422	$361	$377

Table 1a reconciles operating income, which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of GAAP and Non-GAAP Net Income/(Loss)

	Three Months Ended
(in millions, except per share amounts)	September 30, 2019	June 30, 2019	September 30, 2018
Net income (loss) attributable to Baker Hughes (GAAP)	$57	$(9)	$13
Total operating income adjustments (identified items)	125	90	95
Other adjustments (non-operating) (1)	—	145	85
Tax on total adjustments	(15)	(7)	(5)
Total adjustments, net of income tax	110	227	175
Less: adjustments attributable to noncontrolling interests	53	114	109
Adjustments attributable to Baker Hughes	57	113	66
Adjusted net income attributable to Baker Hughes (non-GAAP)	$114	$104	$78

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	541	515	414
Adjusted earnings per Class A share— diluted (non-GAAP)	$0.21	$0.20	$0.19

(1)	2Q'19: Primarily includes valuation allowance on business held for sale; 3Q'18: Driven by charges related to BJ Services.
Table 1b reconciles net income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

Table 1c. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	September 30, 2019	June 30, 2019	September 30, 2018
Cash flow from operating activities (GAAP)	$360	$593	$239
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(199)	(238)	(94)
Free cash flow (non-GAAP)	$161	$355	$146
Table 1c reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Management provides non-GAAP financial measures in Tables 1a, 1b, and 1c because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2019	2018	2019	2018
Revenue	$5,882	$5,665	$17,490	$16,612
Costs and expenses:
Cost of revenue	4,781	4,692	14,352	13,862
Selling, general and administrative	679	608	2,083	1,944
Restructuring, impairment and other	71	66	183	374
Separation and merger related	54	17	128	113
Total costs and expenses	5,585	5,383	16,746	16,293
Operating income	297	282	744	319
Other non operating income (loss), net	(14)	6	(124)	51
Interest expense, net	(59)	(55)	(174)	(164)
Income before income taxes and equity in loss of affiliate	224	233	446	206
Equity in loss of affiliate	—	(85)	—	(139)
Provision for income taxes	(107)	(110)	(269)	(86)
Net income (loss)	117	38	177	(19)
Less: Net income (loss) attributable to noncontrolling interests	60	25	97	(83)
Net income attributable to Baker Hughes Company	$57	$13	$80	$64

Per share amounts:
Basic and diluted earnings per Class A common stock	$0.11	$0.03	$0.15	$0.15

Weighted average shares:
Class A basic	538	412	523	416
Class A diluted	541	414	525	417

Cash dividend per Class A common share	$0.18	$0.18	$0.54	$0.54

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	September 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents (1)	$2,808	$3,723
Current receivables, net	6,165	5,969
Inventories, net	4,739	4,620
All other current assets	1,057	659
Total current assets	14,769	14,971
Property, plant and equipment, less accumulated depreciation	6,141	6,228
Goodwill	20,654	20,717
Other intangible assets, net	5,431	5,719
Contract and other deferred assets	1,851	1,894
All other assets	3,703	2,910
Total assets (1)	$52,549	$52,439
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,870	$4,025
Short-term debt and current portion of long-term debt (1)	694	942
Progress collections and deferred income	2,436	1,765
All other current liabilities	2,332	2,288
Total current liabilities	9,332	9,020
Long-term debt	6,313	6,285
Liabilities for pensions and other postretirement benefits	977	1,018
All other liabilities	1,491	1,103
Equity	34,436	35,013
Total liabilities and equity	$52,549	$52,439

(1)
Total assets include $647 million and $896 million of assets held on behalf of GE, of which $528 million and $747 million is cash and cash equivalents and $119 million and $149 million is investment securities at September 30, 2019 and December 31, 2018, respectively, and a corresponding amount of liability is reported in short-term borrowings.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2019	2018
Cash flows from operating activities:
Net income (loss)	$177	$(19)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	1,065	1,133
Loss on sale of business	138	—
Working capital and other operating items, net	(611)	(441)
Net cash flows from operating activities	769	673
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(672)	(323)
Net cash paid for business interests and acquisitions	(69)	(20)
Other investing items, net	82	139
Net cash flows used in investing activities	(659)	(204)
Cash flows from financing activities:
Repayment of long-term debt	(36)	(673)
Dividends paid	(278)	(224)
Distributions to noncontrolling interest	(282)	(400)
Repurchase of Class A common stock	—	(387)
Repurchase of common units from GE by BHGE LLC	(250)	(638)
Other financing items, net	(150)	(325)
Net cash flows used in financing activities	(996)	(2,647)
Effect of currency exchange rate changes on cash and cash equivalents	(29)	(87)
Decrease in cash and cash equivalents	(915)	(2,265)
Cash and cash equivalents, beginning of period	3,723	7,030
Cash and cash equivalents, end of period	$2,808	$4,765

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 9:00 a.m. Eastern time, 8:00 a.m. Central time on Wednesday, October 30, 2019, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2018; the Company's subsequent quarterly report on Form 10-Q for the quarterly periods ended June 30, 2019 and March 31, 2019; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: investors.bakerhughes.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Integration and separation activities - the ability to successfully integrate Baker Hughes with GE Oil & Gas, including operations, technologies, products and services; and at the same time, eliminate dependencies on GE.

Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.

Dependence on GE - any failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.

Baker Hughes Company News Release
Baker Hughes Company Announces Third Quarter 2019 Results

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

About Baker Hughes:

Baker Hughes (NYSE: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and with operations in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com
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For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Melanie Kania
+1 713-879-1088
melanie.kania@bakerhughes.com

Stephanie Cathcart
+1 202-549-6462
Stephanie.cathcart@bakerhughes.com